                                 Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                                         13 Weeks Ended
                                                         --------------
                                                     May 5,        April 29,                      Fiscal Year (1)
                                                                                ----------------------------------------------------
                                                       2001          2000         1999          1998         1997           1996
                                                       ----          ----         ----          ----         ----           ----
Earnings
--------
     Income before income taxes and
         extraordinary items                         $ 121,934     $  85,765    $ 421,112     $ 316,749    $ 235,063      $ 171,368

     Fixed charges (3)                                  37,192        26,281       82,835        63,135       57,446         42,806
     Less interest capitalized
         during period                                  (1,334)       (1,014)      (4,405)       (1,878)      (2,043)        (2,829)
                                                     ----------    ----------   ----------    ----------   ----------     ----------
                                                     $ 157,792     $ 111,032    $ 499,542     $ 378,006    $ 290,466      $ 211,345
                                                     ==========    ==========   ==========    ==========   ==========     ==========

Fixed Charges
-------------
     Interest (expensed or capitalized) (2)          $  14,685     $  11,673    $  33,813     $  24,550    $  26,304      $  20,574

     Portion of rent expense
         representative of interest                     22,322        14,542       48,769        38,385       30,798         22,031

     Amortization of deferred
         financing fees                                    185            66          253           200          344            201
                                                     ----------    ----------   ----------    ----------   ----------     ----------
                                                     $  37,192     $  26,281    $  82,835     $  63,135    $  57,446      $  42,806
                                                     ==========    ==========   ==========    ==========   ==========     ==========

Ratio of earnings to fixed charges                        4.24          4.22         6.03          5.99         5.06           4.94
                                                     ==========    ==========   ==========    ==========   ==========     ==========

(1) Fiscal 2001, 1999, 1998, 1997 and 1996 are 52 week years and fiscal 2000 is a 53 week year.
(2) Interest expense for fiscal 1997 and 1996 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.